  EXHIBIT 99.1

Pharma-Bio Serv Announces Results for the Quarter Ended January 31, 2022

March 17, 2022

DORADO, PUERTO RICO / ACCESSWIRE / March 17, 2022 / Pharma-Bio Serv, Inc. ("Pharma-Bio Serv" or the "Company") (OTCQB: PBSV), a compliance, project management and technology transfer support consulting firm that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced that revenues for the quarter ended January 31, 2022 were approximately $5.0 million, an increase of approximately $0.5 million when compared to the same period last year.

Net income for the quarter ended January 31, 2022 was approximately $0.3 million, reflecting no significant change when compared to the same period last year.

“Our efforts to diversify and expand our geographical revenue should be noted in this quarter’s results. The continental US and Europe consulting markets represented 33% of total revenues, against 22% when compared to the same period last year. We seek to continue this geographic expansion and diversification to provide future growth opportunities and reduce risk from any particular geographic location,” stated Mr. Sanchez, Chief Executive Officer of the Company.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv services the Puerto Rico, United States, Europe and Latin America markets. Pharma-Bio Serv's core business is FDA and international agencies regulatory compliance consulting related services. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this earnings announcement. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this earnings announcement, forward-looking statements are inherently subject to significant business risks, economic uncertainties, and competitive uncertainties, and other factors, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2021, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta

Chief Financial Officer

787 278 2709

SOURCE: Pharma-Bio Serv, Inc.